Ally Financial Inc. 4Q 2016 Earnings Review Contact Ally Investor Relations at (866) 710-4623 or investor.relations@ally.com January 31, 2017 Exhibit 99.2

Forward-Looking Statements and Additional Information The following should be read in conjunction with the financial statements, notes and other information contained in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third party data available at the time of the presentation   In the presentation that follows and related comments by Ally Financial Inc. (“Ally”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would, ” “could, ” “should, ” “believe, ” “potential, ” “continue,” or the negative of these words, or similar expressions is intended to identify forward-looking statements. All statements herein and in related management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).   Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law. Certain non-GAAP measures are provided in this presentation which are important to the reader of the Consolidated Financial Statements but should be supplemental and not a substitute for to primary U.S. GAAP measures. Reconciliation of non-GAAP financial measures are included within this presentation.   Use of the term “loans” describes products associated with direct and indirect lending activities of Ally’s operations. The specific products include retail installment sales contracts, lines of credit, leases or other financing products. The term “originate” refers to Ally’s purchase, acquisition or direct origination of various “loan” products.

GAAP and Core Results - Annual The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Available to Common, Core Return on Tangible Common Equity (Core ROTCE), Adjusted Efficiency Ratio, fully phased-in Common Equity Tier 1 (CET1) capital, Adjusted Total Net Revenue, Adjusted Other Revenue, Net Financing Revenue, excluding OID and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document. Core net income available to common is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See pages 34 and 36 for calculation methodology and details. Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See page 36 for calculation methodology and details. Core return on tangible common equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for unamortized original issuance discount and the net deferred tax asset. See page 40 for calculation methodology and details. Adjusted tangible book value per share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if original issue discount (OID) expense were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. See page 38 for calculation methodology and details. Adjusted efficiency ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. Adjusted efficiency ratio generally adjusts for Insurance segment revenue and expense, repositioning items, rep and warrant expense and OID. See page 42 for calculation methodology and details.

GAAP and Core Results - Quarterly The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Available to Common, Core Return on Tangible Common Equity (Core ROTCE), Adjusted Efficiency Ratio, fully phased-in Common Equity Tier 1 (CET1) capital, Adjusted Total Net Revenue, Adjusted Other Revenue, Net Financing Revenue, excluding OID and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document. Core net income available to common is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See pages 34 and 35 for calculation methodology and details. Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See page 35 for calculation methodology and details. Core return on tangible common equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for unamortized original issuance discount and the net deferred tax asset. See page 39 for calculation methodology and details. Adjusted tangible book value per share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if original issue discount (OID) expense were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. See page 37 for calculation methodology and details. Adjusted efficiency ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. Adjusted efficiency ratio generally adjusts for Insurance segment revenue and expense, repositioning items, rep and warrant expense and OID. See page 41 for calculation methodology and details.

2016 Highlights

- ✓ 8% Adjusted EPS annual growth[(1)]
- ✓ Improved profitability on retail auto portfolio – risk-adjusted margin[(2)] up $141 million YoY
- ✓ Record deposit growth – total deposits up $12.5 billion YoY
- ✓ Initiated common dividend and share buyback program
- ✓ Enhanced Auto Finance offerings – Carvana, BlueYield and Transportation & Equipment Finance
- ✓ Acquired digital wealth management business with TradeKing acquisition
- ✓ Introduced direct-to-consumer mortgage offering – Ally Home®
- ✓ Introduced Ally CashBack credit card program

Solid foundation for strong earnings growth and increased diversification

(1) Represents a non-GAAP financial measure. See page 36 for calculation methodology and details.
(2) Risk-adjusted margin represents retail auto loan net financing revenue less retail auto loan provision expense.

4Q 2016 Preliminary Results 5

Positioned for Strong Future Adjusted EPS[(1)] Growth

	2017	2018 - 2019
Net Financing Revenue	Lease decline more than offset by loan net interest income growth	$5 billion +/- in 2019 driven by deposit growth and wholesale funding reduction
Other Revenue	Fairly flat year-over-year as business expansion revenue offsets lower investment gains	Growth from business expansion initiatives
Provision Expense	Increase at a declining rate	Expected to level off as portfolio mix fully seasons
Noninterest Expense	Up ~$150 million driven by business expansion, loan growth, technology and regulatory requirements	Operating leverage expected to drive Adjusted Efficiency[(1)] to low 40%
Adjusted EPS[(1)] Growth	≤15%	>15%

15% +/- Adjusted EPS[(1)] CAGR over 3 years

(1) Represents a non-GAAP financial measure. See page 36 for calculation methodology and details.

4Q 2016 Preliminary Results 6

Full Year and Fourth Quarter Financial Results Represents a non-GAAP financial measure. Excludes OID. See page 44 for calculation methodology and details. Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. “Other” primarily includes certain discrete tax items. See page 35 and 36 for details. Represents a non-GAAP financial measure. See pages 35, 36, 39, 40, 41 and 42 for calculation methodology and details. FY 2016 effective tax rate was impacted by a $98 million tax benefit in 2Q 16 from a tax reserve release related to a prior year federal tax return.

Adjusted EPS(1) Growth Represents a non-GAAP financial measure. See page 36 for calculation methodology and details. Strong deposit growth and preferred dividend savings driving solid EPS growth Retail auto loan growth offsetting significant lease revenue decline + 13% CAGR ~15% CAGR expected

Total Net Revenue (Adj.)(1) Represents a non-GAAP financial measure. Excludes OID from Net Financing Revenue. Excludes accelerated OID and loss on extinguishment of debt from Other Revenue related to liability management actions. See page 44 for calculation methodology and details. Consistent total net revenue (adj.)(1) growth (1) (1) + $513

Net Financing Revenue (excld OID)(1) Represents a non-GAAP financial measure. Excludes OID. See page 44 for calculation methodology and details. Deposit and retail loan growth offsetting lease decline + $322 + $328 - $105 - $128 + $217 + $200 (1)

Other Revenue (Adj.)(1) Represents a non-GAAP financial measure. Excludes loss on extinguishment of debt related to liability management actions. See page 44 for calculation methodology and details. “Other” includes gain/(loss) on mortgage and auto loans and other income, net of losses. Consistent noninterest income supported by Insurance and SmartAuction (2)

Provision Expense Higher provision expense driven by deliberate mix shift and retail loan growth ~$130 due to transfer of TDR loans to held-for-sale

Noninterest Expense Represents a non-GAAP financial measure. See page 42 for calculation methodology and details. “Other” includes compensation & benefits, information technology, servicing and other noninterest expenses. Insurance expenses include (1) insurance losses which are insurance related losses (including weather related losses) and loss adjustment expenses and (2) insurance commissions. Maintaining expense efficiency while investing in growth initiatives (1) (2) (3)

Earning Asset Growth Asset growth driven by retail and commercial auto growth partially offset by lease Note: Retail auto loans exclude fair value adjustments for loans in hedge accounting relationship

+$0.8B Brokered/Other +$1.3B Existing Retail Customers +$1.4B Brokered/Other Deposit Growth 2014 Total Deposits 2015 Total Deposits 2016 Total Deposits $58.2B $66.5B $79.0B +$6.2B New Retail Customers +$8.3B | Total Deposits +$7.7B New Retail Customers +$12.5B | Total Deposits +$3.5B Existing Retail Customers Deposit growth momentum supported by both new and existing customer expansion +$11.1B Retail Deposit Growth (End of period balances)

Brand Awareness Marketing efforts driving strong brand awareness and customer growth Ally branded credit card launch “Do It Right” marketing campaign Ally Lucky Penny Sweepstakes Year-end, monthly online survey by Hansa, a market research firm, on behalf of Ally – consumers age 35+ with household income of $75K+ and open to working with online banks.

Net Interest Margin Full year Net Interest Margin (“NIM”) of 2.63% up 6 bps YoY 4Q 16 NIM declined due to lower lease yields and higher commercial auto balances Retail auto loan yield increased approximately 40 bps YoY Represents a non-GAAP financial measure. Excludes OID. See page 44 for calculation methodology and details. Includes brokered deposits. Includes average noninterest-bearing deposits of $94 million in 2016, $85 million in 2015, $96 million in 4Q16, $97 million in 3Q16, and $95 million in 4Q15 Includes Demand Notes, FHLB, and Repurchase Agreements

Capital (1) All capital ratios represent fully phased-in Basel III, which are non-GAAP financial measures; See page 43 for details. Capital Ratios(1) and Risk-Weighted Assets Deferred Tax Asset Utilization Note: reflects Basel III fully phased-in disallowed DTA. Disallowed DTA is phased in to CET1 during transition period. See page 43 for more details. 4Q 16 & 2H 16 Share Buyback Summary Outstanding Share Summary Note: QoQ change is net of common share buyback and issuance activity. Note: 2H 16 activity includes activity in 3Q 16 and 4Q 16. Dollar amount excludes commissions.

Consolidated Net Charge-Offs Provision Expense Asset Quality U.S. Retail Auto Net Charge-Offs U.S. Retail Auto Delinquencies Note: Above loans are classified as held-for-investment and recorded at gross carrying value. Note: Includes accruing contracts only. Note: See page 34 for definition. (1) Annualized NCO% (excluding asset sales) includes total held-for-investment, held-for-sale and sold assets to illustrate Ally’s NCO % with no prior loan sale activity. (1) Note: Retail auto loans exclude fair value adjustments for loans in hedge accounting relationship. (1)

Auto Finance reported pre-tax income of $298 million in 4Q, down $35 million YoY and down $21 million QoQ Net financing revenue higher YoY due to asset growth and deliberate pricing actions more than offsetting lower lease gains Net financing revenue down QoQ driven by seasonally lower net lease revenue Provision higher YoY primarily driven by mix shift and asset growth – lease decline offset with retail loans Provision up QoQ driven by seasonally higher retail loan charge-offs Retail coverage ratio increased at a slower pace Auto Finance – Results Continued to diversify and expand offerings: Established financing agreement with online lender Carvana Built out Transportation and Equipment Finance Team Acquired Blue Yield technology platform for direct lending

Auto Finance – Key Metrics See page 34 for definitions Consumer Assets Commercial Assets Consumer Originations Origination Mix Note: Asset balances reflect the average daily balance for the quarter See page 34 for definitions

Used Vehicle Prices Vehicle Segment Value Change YoY Auto Lease Yield Used Vehicle Indices NADA Index Change YoY Lease portfolio continues to perform well as used vehicle prices decline as expected Note: Quarterly change based on 3-month average index values versus prior year period. Note: Yield calculated utilizing average daily balance for the quarter.

Insurance Pre-tax income of $69 million, down $9 million YoY and up $13 million QoQ Lower investment gains YoY and QoQ Lower insurance losses QoQ Lowest vehicle service contract losses in a decade Weather losses down $12 million QoQ Written premiums of $237 million in 4Q up $15 million YoY and down $15 million QoQ YoY increase driven primarily by rate increases and higher dealer floorplan balances

Mortgage Finance Noninterest expense includes corporate allocations of $9 million in 4Q 2016, $9 million in 3Q 2016, and $6 million in 4Q 2015 1st lien only. Updated home values derived using a combination of appraisals, BPOs, AVMs and MSA level house price indices Pre-tax income of $15 million, up $6 million YoY and up $7 million QoQ Higher net financing revenue YoY driven by asset balance growth from bulk purchase activity Provision expense lower YoY due to strong credit performance Noninterest expense increase linked to asset growth Total assets up $1.8 billion YoY and up $0.4 billion QoQ $3.8 billion bulk purchase activity in 2016 Launched direct-to-consumer product Ally Home® in December 2016

Pre-tax income of $31 million, up $22 million YoY and $16 million QoQ Net financing revenue up YoY driven by strong loan growth Total other revenue favorability driven by increased loan syndication income and gains on equity investments in 4Q 16 Provision expense down due to recoveries and lower portfolio reserve build Held for investment portfolio up 24% YoY to $3.2 billion Corporate Finance Noninterest expense includes corporate allocations of $6 million in 4Q 2016 $6 million in 3Q 2016 and $4 million in 4Q 2015

2017 Priorities Positioned for continued strong growth in 2017 Continue strong deposit and customer growth momentum Demonstrate growth path for direct mortgage and wealth management Continue to optimize auto finance business and position for future Maintain discipline on credit and expense efficiency Executing path to 15% +/- Adjusted EPS(1) CAGR and 12% Core ROTCE(1) Bank regulatory normalization Increase shareholder distributions - pending CCAR approval Represents a non-GAAP financial measure. See page 36 and 40 for calculation methodology and details.

Supplemental Charts

Deposits Continued strong retail deposit growth in 4Q 16 $2.7 billion of retail deposit growth QoQ Full year 2016 retail deposit growth of $11.1 billion Average retail portfolio interest rate flat QoQ and down YoY 1.22 million primary deposit customers at 4Q 16 up 16% YoY Millennials make up the largest generation segment at 50% of new customers in 2016 CD retention remains strong at 92% at 4Q 16 Stable, consistent growth of retail deposits Deposit Mix Retail deposit customer growth Supplemental Note: excludes mortgage escrow and other deposits (excluding intercompany deposits).

Results by Segment OID amortization expense and repositioning items for all periods shown are applied to the pre-tax income of the Corporate and Other segment. Includes accelerated OID of $2 million in 2016 and $14 million in 2015. Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. See page 44 for details. Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for repositioning items and OID amortization expense. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See pages 34 and 44 for calculation methodology and details. Supplemental

Bank funding at 75% up 5% YoY Deposits at 54% of total funding up 7% YoY New secured and unsecured funding and liquidity in 2016 Executed $10.8 billion in new funding $5.1 billion ABS transactions including $1.6 billion full securitization $2.5 billion whole loan sales $2.3 billion new credit facilities $0.9 billion unsecured bond issuance Strong total liquidity levels at $18.8 billion in 4Q 16 Funding and Liquidity As of 12/31/16. Total maturities for 2021 and beyond do not exceed $3.0 billion in any given year. Current period does not include early debt redemptions. Note: Total Liquidity includes cash & cash equivalents, highly liquid securities and current committed unused capacity. See page 18 of the Financial Supplement for more details. Unsecured Long-Term Debt Maturities Growth in Bank Funded Assets Funding Profile 4Q 2015 4Q 2016 Supplemental

Supplemental

Corporate and Other

- **Corporate and Other includes the impact of centralized asset and liability management, corporate overhead allocation activities, the legacy mortgage portfolio and TradeKing activity**
- **Pre-tax loss of $33 million down $35 million YoY and down $26 million QoQ**
  - Net financing revenue (loss) lower YoY due to higher short-term funding benchmarks and favorable hedge activity in 4Q 15 that did not repeat
  - Other revenue higher YoY due primarily to higher investment gains in the current quarter and addition of TradeKing revenue
  - Noninterest expense up YoY primarily due to TradeKing integration and operations
- **Total assets up $2.0 billion YoY and up $3.4 billion QoQ**
  - Higher cash and available-for-sale securities QoQ and YoY
  - Held-for-investment mortgage loan decline due to legacy portfolio runoff

		Increase/(Decrease) vs.	
Key Financials ***($ millions)***	**4Q 16**	**3Q 16**	**4Q 15**
Net financing revenue (loss)	$ (8)	$ (2)	$ (33)
Total other revenue	43	(3)	19
Provision for loan losses	2	18	2
Noninterest expense	66	3	19
Pre-tax loss from continuing ops	$ (33)	$ (26)	$ (35)
OID amortization expense[1]	15	1	3
Repositioning items[2]	-	-	(3)
Core pre-tax loss [3]	$ (18)	$ (25)	$ (35)
Cash & securities	$ 20,636	$ 3,182	$ 2,183
Held-for-investment loans, net[4]	2,785	(184)	(589)
Other	5,298	417	371
Total assets	$ 28,719	$ 3,415	$ 1,965

(1) Primarily bond exchange OID amortization expense used for calculating core pre-tax income.

(2) Repositioning items are primarily related to the extinguishment of high-cost legacy debt and other strategic items. See page 34 for additional details.

(3) Represents a non-GAAP financial measure. See page 44 for calculation methodology and details.

(4) Primarily HFI legacy mortgage portfolio.

TradeKing Details (brokerage)	**4Q 16**	**4Q 15***
Net Funded Accounts *(thousands)*	244.4	239.2
Average Client Trades Per Day *(thousands)*	17.6	16.6
Total Client Cash Balances *($ millions)*	$ 1,253	$ 1,022
Total Net Customer Assets *($ millions)*	$ 4,771	$ 4,300

**Note: Ally acquired TradeKing in June 2016, prior period results reflect the independent company.*

4Q 2016 Preliminary Results 31

Interest Rate Sensitivity Net financing revenue impacts reflect a rolling 12-month view Results in greater than 75% pass-through rate over time. See page 34 for additional details Supplemental

Deferred Tax Asset Supplemental U.S. GAAP does not prescribe a method for calculating individual elements of deferred taxes for interim periods; therefore, these balances are estimated Primarily book / tax timing differences

Notes on non-GAAP and other financial measures Supplemental Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) original issue discount (OID) amortization expense and (2) repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See page 44 for calculation methodology and details. Core net income available to common is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common adjusts GAAP net income available to common for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. See page 35 for calculation methodology and details. U.S. consumer auto originations New Retail Subvented – subvented rate new vehicle loans New Retail Standard – standard rate new vehicle loans Lease – new vehicle lease originations Used – used vehicle loans Growth – total originations from non-GM/Chrysler dealers Net charge-off ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale. Interest rate risk modeling – Ally’s interest rate risk models use dynamic assumptions driven by a number of factors, including the overall level of interest rates and the spread between short-term and long-term interest rates to project changes in Ally’s retail deposit offered rates. Ally’s interest rate risk metrics currently assume a long-term retail deposit beta greater than 75%. We believe our deposits may ultimately be less sensitive to interest rate changes, which will reduce our overall exposure to rising rates. Assuming a long-term retail deposit beta of 50% (vs. current assumption of greater than 75%) would increase the current consolidated asset sensitive interest rate risk position. Please see the 10-Q for more details. Tangible Common Equity is defined as common stockholders’ equity less goodwill and identifiable intangible assets (other than mortgage servicing rights), net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Tangible common equity is not formally defined by GAAP or codified in the federal banking regulations and, therefore, is considered to be a non-GAAP financial measure. Ally believes that tangible common equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core return on tangible common equity (Core ROTCE), tangible common equity is further adjusted for unamortized original issuance discount and net deferred tax asset. See page 39 for more details. The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Available to Common, Core Return on Tangible Common Equity (Core ROTCE), Adjusted Efficiency Ratio, fully phased-in Common Equity Tier 1 (CET1) capital, Adjusted Total Net Revenue, Adjusted Other Revenue, Net Financing Revenue, excluding OID and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

GAAP to Core Results - Quarterly Supplemental Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income available to common is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash expense bond exchange original issue discount (OID), (3) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (5) adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure.

GAAP to Core Results - Annual Supplemental Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income available to common is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash expense bond exchange original issue discount (OID), (3) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (5) adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure.

GAAP to Core Results - Quarterly Supplemental Adjusted tangible book value per share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if original issue discount (OID) expense were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected bond OID to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure.

GAAP to Core Results - Annual Supplemental Adjusted tangible book value per share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if original issue discount (OID) expense were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected bond OID to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure.

GAAP to Core Results - Quarterly Supplemental Core return on tangible common equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for unamortized OID and net DTA. Ally’s Core net income available to common utilized a static 34% tax rate for purposes of calculating Core ROTCE through 4Q 2015. As of 1Q 2016, Ally’s Core net income available to common for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used calculating adjusted earnings per share. In the numerator of Core ROTCE, GAAP net income available to common is adjusted for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, unamortized OID, and net DTA.

GAAP to Core Results - Annual Supplemental Core return on tangible common equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for unamortized OID and net DTA. Ally’s Core net income available to common utilized a static 34% tax rate for purposes of calculating Core ROTCE through 4Q 2015. As of 1Q 2016, Ally’s Core net income available to common for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used calculating adjusted earnings per share. In the numerator of Core ROTCE, GAAP net income available to common is adjusted for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of DTL, unamortized OID, and net DTA.

GAAP to Core Results - Quarterly Supplemental Adjusted efficiency ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted efficiency ratio, total noninterest expense is adjusted for Insurance segment expense, repositioning items primarily related to strategic activities and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue, repositioning items primarily related to the extinguishment of high-cost legacy debt and original issue discount (OID). See page 23 for the combined ratio for the Insurance segment which management uses as a primary measure of underwriting profitability for the Insurance business.

GAAP to Core Results - Annual Supplemental Adjusted efficiency ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted efficiency ratio, total noninterest expense is adjusted for Insurance segment expense, repositioning items primarily related to strategic activities and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue, repositioning items primarily related to the extinguishment of high-cost legacy debt and original issue discount (OID). See page 23 for the combined ratio for the Insurance segment which management uses as a primary measure of underwriting profitability for the Insurance business.

Notes on non-GAAP and other financial measures Supplemental Common Equity Tier 1 (“CET1”) capital fully phased-in: Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio above.

Notes on non-GAAP and other financial measures Supplemental Represents core pre-tax income. See page 34 for definitions